Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS, INC. COMPLETES CLOSING OF

$285 MILLION OF SENIOR SECURED NOTES DUE 2017

EFFECTIVE INTEREST RATE ON NOTES 8.5%

NOTES ISSUED AT A PREMIUM OF 107%

SAN DIEGO, CA, March 25, 2011—Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading National Security Solutions provider, announced today that its wholly-owned subsidiary, Acquisition Co. Lanza Parent, closed its previously announced private offering to eligible purchasers of $285 million aggregate principal amount of its 10% Senior Secured Notes due 2017 (the “Notes”).  The net proceeds from the offering of approximately $301 million, which includes an approximate $20 million of issuance premium,will be used, together with cash contributions from Kratos, to finance the acquisition of all of the outstanding shares of common stock of Herley Industries, Inc., to pay related fees and expenses and for general corporate purposes.  As a result of the Notes being issued at a premium, the effective interest rate on the newly issued Notes is 8.5%.

The Notes were offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes have not been registered under the Securities Act, any other United States federal securities laws or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a specialized National Security business providing mission critical products, services and solutions for United States National Security priorities.  Kratos’ core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos’ areas of expertise include Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance (C5ISR), unmanned systems, cyber warfare, cyber security, information assurance, critical infrastructure security and weapons systems sustainment.  Kratos has primarily an engineering and technical oriented work force of approximately 2900, the majority of which hold an active National Security clearance, including Secret, Top Secret and higher.  The vast majority of Kratos’ work is performed on a military base, in a secure facility or at a critical infrastructure location.  Kratos’ primary end customers are United States Federal Government agencies, including the Department of Defense, classified agencies, intelligence agencies and Homeland Security related agencies.  News and information are available at www.KratosDefense.com.